Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Announces Preliminary Financial Results for the First Quarter of Fiscal 2015

DURHAM, N.C., October 2, 2014 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced preliminary estimates of financial results for its first fiscal quarter ended September 28, 2014. Revenue for the quarter is expected to be approximately $428 million, with earnings expected below the company’s previously announced target range of $0.25 to $0.30 per diluted share on a GAAP basis. These preliminary financial results are subject to completion of the company’s customary quarterly closing and review procedures.

•	The expected revenue is below the company’s previously targeted range of $440 million to $465 million due to lower LED Products revenue.

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LED Products revenue is expected to decline 20% year over year and 13% sequentially to $174 million in the first quarter of fiscal 2015 due to weaker global demand than originally targeted. Revenue is expected to be lower sequentially for both direct and distribution customers.

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Lighting Products revenue is expected to grow 51% year over year and 7% sequentially to $223 million in the first quarter of fiscal 2015, which is at the higher end for this segment of the company’s previously announced targets due to growth in both LED fixtures and LED bulbs.

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Power and RF Products revenue is expected to grow 24% year over year and 8% sequentially to $31 million in the first quarter of fiscal 2015, which is also at the higher end for this segment of the company’s previously announced targets.

•	Overall gross margin is expected to be below the company’s previously announced targets primarily due to the lower LED Products revenue and higher than targeted LED bulb revenue.

LED Products and Lighting Products segment gross margins are expected to be lower sequentially primarily due to the product mix within each segment.

•	Operating expenses are expected to be slightly lower than previously targeted.

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During its first fiscal quarter the Company repurchased 1.2 million shares of its common stock under the Company’s stock repurchase program at an average price of $45.22 per share with an aggregate value of $54.3 million. After this repurchase, there is $146.0 million in aggregate purchase price value remaining in the Company’s stock repurchase program through June 28, 2015.

•	For the second quarter of fiscal 2015, order visibility remains limited and similar to this point in the first quarter.

Quarterly Conference Call:

The company plans to release final financial results for the first quarter of fiscal 2015 and provide a second quarter of fiscal 2015 outlook as previously scheduled on October 21, 2014, and plans to hold a conference call and web broadcast at 5:00 p.m. Eastern time that day to discuss the results and outlook, including significant factors and assumptions underlying the targets discussed above.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications.

Cree’s product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree’s products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures or investments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 29, 2014, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® and the Cree logo are registered trademarks of Cree, Inc.